Exhibit 10.3

First Amendment

Effective February 12, 2008, this First Amendment to the Change of Control Agreement dated April 28, 2006 between GTSI Corp. and Joseph Ragan (the “Agreement”), amends the Agreement as follows:

1.	Section 1.2 (a) of the Agreement is amended as follows:

Strike subsection (a) and replace with the following:

“(a) Company will provide to Executive, within thirty (30) days after the effective date of such termination without Cause or resignation for Good Reason, a severance payment, subject to standard withholdings and deductions, in an amount equal to twelve (12) months (“Period”) of the Executive’s then Annual Total Target Compensation.  This amount will be paid in a lump sum manner within a reasonable period of time from the termination date (not greater than 30 days).  In addition, the Company will provide, at its expense, said Executive with continued group health insurance benefits (medical, dental and vision) for Executive and Executive’s eligible dependents under COBRA for a period of up to twelve (12) months following the effective date of Executive’s termination without Cause or resignation for Good Reason; or the Executive is gainfully employed at another place of work, whichever is sooner.”

2.	All other Agreement terms and conditions remain unchanged.

The parties below have duly executed this First Amendment effective as of the date first above-written.

GTSI Corp.	Joseph Ragan

By:	Signature:

Bridget Atkinson
VP, Human Resources